Exhibit 1.1

Number: C0776592

CERTIFICATE

OF

CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that KILGORE MINERALS LTD., which was duly registered as an extraprovincial company under the laws of British Columbia with certificate number A0059859, has continued into British Columbia from the Jurisdiction of CANADA, under the Business Corporations Act, with the name KILGORE MINERALS LTD. on December 7, 2006 at 12:18 PM Pacific Time.

Issued under my hand at Victoria, British Columbia On December 7, 2006 RON TOWNSHEND Registrar of Companies Province of British Columbia Canada

DUPLICATE

Number: C0776592

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that KILGORE MINERALS LTD. changed its name to BAYSWATER URANIUM CORPORATION on July 24, 2007 at 01:30 PM Pacific Time.

Issued under my hand at Victoria, British Columbia On July 24, 2007 RON TOWNSHEND Registrar of Companies Province of British Columbia Canada